Exhibit (b)(10)(a)
[SUTHERLAND ASBILL & BRENNAN LLP]
THOMAS E. BISSET
Direct Line: (202) 383-0118
Internet: thomas.bisset@sutherland.com
April 29, 2011
VIA EDGAR
COUNTRY Investors Life Assurance Company
1701 N. Towanda Avenue
Bloomington, IL 61702-2000

Re:	COUNTRY Investors Variable Annuity Account (File No. 333-104424)
Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 14 to the Registration Statement on Form N-4 for COUNTRY Investors Variable Annuity Account (File No. 333-104424). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Thomas E. Bisset Thomas E. Bisset